Exhibit 99.1

MOST HOME SIGNS LEAD MANAGEMENT AGREEMENT
WITH WELLS FARGO HOME MORTGAGE

VANCOUVER - (PR Newswire) - November 3, 2006 - Most Home Real Estate Services Inc., a wholly owned subsidiary of Most Home Corp. (OTCBB:MHME), today announced that it has signed a license and services agreement with Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A., for the provisioning of lead management services.  Under the terms of the agreement, Most Home will make available its lead response, qualification and management services to Wells Fargo's mortgage affiliates.

About Wells Fargo Home Mortgage

Wells Fargo Home Mortgage is the nation's No. 1 retail mortgage lender and a leading servicer of home mortgages.* As a division of Wells Fargo Bank, N.A., it has a local presence in more than 2,400 mortgage stores and bank branches, plus the capabilities to serve the home financing needs of customers nationwide through its call centers, Internet presence and wholesale lending operations. Wells Fargo Home Mortgage services loans for 7.5 million servicing customers.

*Based on year-end 2005 statistics compiled by Inside Mortgage Finance - Feb. 17, 2006

About Most Home Real Estate Services Inc.

Most Home Real Estate Services Inc., a wholly owned subsidiary of Most Home Corp. (OTCBB:MHME), provides a unique suite of high-tech and high-touch Internet Response Services to the real estate industry, including Online Lead Response and Customer Experience Management.  The Company's products and services connect people with data, people with people, and in turn assist real estate brokerages and agents to successfully convert "clicks" into clients. In addition, Most Home provides OEM wireless MLS solutions to industry MLS vendors such as Tarasoft Corporation and First American MLS Solutions.  More than two dozen Boards and Associations representing over 250,000 agents across North America, have made site-wide wireless MLS service available to their members.  For more information, please visit www.mosthome.com.

To the extent that statements made hereof are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking.  All forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements made in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date hereof.

For more information please contact:

Elite Media Group

Division of Elite Financial Communications Group

Dodi B. Handy or Melissa Boyink

Phone: 407-585-1080 or via email at mhme@efcg.net